Exhibit Number 28(i)
Securian Funds Trust
400 Robert Street North
St. Paul, MN 55101-2908
Ladies and Gentlemen:
Reference is made to Post-Effective Amendment Number 69 to the Registration Statement on Form N-1A (file No. 2-96990) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by the twelve (12) separate series (collectively the “Funds”) of Securian Funds Trust (the “Trust”) of an indefinite number of the Trust’s shares of beneficial interest (“Common Shares”).
We are familiar with the proceedings to date with respect to the proposed sale by the Trust and the Funds, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.
We are of the opinion that:
(a)	the Trust is a statutory trust legally organized under the laws of the State of Delaware; and
(b)	the Common Shares to be sold by the twelve (12) Funds of the Trust will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the matter set forth in said Registration Statement of the Trust.
We consent to the reference to this firm under the caption “Investment Advisory and Other Services—Legal Counsel” in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP
Dated: April 10, 2019
JVH/MJR